Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

• Revenues of $347.2 million • Net Income of $99.2 million or $1.91 per Diluted Share • Non-GAAP Earnings(1) of $132.5 million or $2.55 per Diluted Share

Silver Spring, MD and Research Triangle Park, NC, July 28, 2015: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the second quarter ended June 30, 2015.

“Orenitram® sales grew nearly 300% as compared to the second quarter of 2014 when the product was first launched,” said Roger Jeffs, Ph.D., United Therapeutics’ President and Co-Chief Executive Officer. “The growth in Orenitram sales was due to an increase in the number of patients being treated, which strengthens our belief in the organic growth opportunity of our orally-administered prostacyclin analogue.”

Key financial highlights include (in thousands, except per share data):

	Three Months Ended June 30,
	2015	2014

Revenues	$347,161	$322,802
Net income	$99,211	$111,852
Non-GAAP earnings(1)	$132,517	$118,655
Net income, per diluted share	$1.91	$2.10
Non-GAAP earnings, per diluted share(1)	$2.55	$2.23

(1)         See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended June 30, 2015

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2015	2014	Change
Cardiopulmonary products:
Remodulin®	$135,957	$138,152	(1.6)%
Tyvaso®	115,841	121,227	(4.4)%
Adcirca®	68,081	55,318	23.1%
Orenitram®	25,870	6,632	290.1%
Other	1,412	1,473	(4.1)%
Total net revenues	$347,161	$322,802	7.5%

Revenues for the quarter ended June 30, 2015 increased by $24.4 million, compared to the same quarter in 2014. The growth in revenues for the quarter ended June 30, 2015, compared to the same quarter in 2014, resulted from a $19.2 million increase in Orenitram revenues due to an increase in the number of patients being treated and a $12.8 million increase in Adcirca revenues, primarily due to price increases.

Expenses

Research and development expense. The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2015	2014	Change
Project and non-project component:
Cardiopulmonary	$30,886	$28,274	9.2%
Share-based compensation expense	13,400	1,047	1,179.8%
Other	5,125	10,421	(50.8)%
Total research and development expense	$49,411	$39,742	24.3%

Share-based compensation expense. The increase in share-based compensation of $12.4 million for the quarter ended June 30, 2015, compared to the same quarter in 2014, resulted principally from a 1 percent increase in our stock price during the quarter ended June 30, 2015, as compared to a 6 percent decrease in our stock price during the same quarter in 2014.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2015	2014	Change
Category:
General and administrative	$53,040	$47,889	10.8%
Sales and marketing	24,373	22,046	10.6%
Share-based compensation expense (benefit)	32,574	(1,904)	1,810.8%
Total selling, general and administrative expense	$109,987	$68,031	61.7%

General and administrative. The increase in general and administrative expense of $5.2 million for the quarter ended June 30, 2015, compared to the same quarter in 2014, resulted primarily from a $9.0 million increase in grants to non-profit organizations that provide financial assistance to patients and a $2.1 million increase in salaries and related expenses due to the growth of our operations, partially offset by an $8.0 million decrease in professional and consulting fees, primarily driven by a decrease in legal fees in connection with ongoing legal matters.

Share-based compensation expense (benefit). The increase in share-based compensation of $34.5 million for the quarter ended June 30, 2015, compared to the same quarter in 2014, resulted principally from a 1 percent increase in our stock price during the quarter ended June 30, 2015, as compared to a 6 percent decrease in the price of our stock during the same quarter in 2014.

Cost of product sales. The table below summarizes cost of product sales by major categories (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2015	2014	Change
Category:
Cost of product sales	$14,748	$39,725	(62.9)%
Share-based compensation expense (benefit)	1,310	(1,016)	228.9%
Total cost of product sales	$16,058	$38,709	(58.5)%

Cost of product sales. The decrease in cost of product sales for the quarter ended June 30, 2015, compared to the same quarter in 2014, was due to the expiration of our royalty obligation to GlaxoSmithKline plc in October 2014. During the three months ended June 30, 2014, we incurred $24.1 million in royalty expense related to this royalty obligation.

Income Tax Expense

The provision for income tax expense is based on an estimated annual effective tax rate that is subject to adjustment in subsequent quarterly periods if any of the components used to estimate the annual effective tax rate are updated or revised. Our estimated annual effective tax rates were approximately 42 percent and approximately 35 percent as of June 30, 2015 and June 30, 2014, respectively.  Our 2015 estimated annual effective tax rate increased as of June 30, 2015 primarily due to an increase in estimated non-deductible share-based compensation expense as compared to the prior year, which was driven largely by an increase in our stock price.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for the following charges, which are presented net of the annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan).

A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended June 30,
	2015	2014
Net income, as reported	$99,211	$111,852
Adjust for the following charges(1):
Interest expense	758	3,071
Depreciation and amortization	4,901	4,944
Share-based compensation expense (benefit)	27,647	(1,212)
Non-GAAP earnings	$132,517	$118,655

Non-GAAP earnings per share:
Basic	$2.88	$2.49
Diluted	$2.55	$2.23

Weighted average number of common shares outstanding:
Basic	46,091	47,617
Diluted	51,905	53,252

(1)         Non-GAAP earnings adjustments are presented net of the impact of our estimated effective income tax rates of approximately 42 percent and approximately 35 percent for the three-months ended June 30, 2015 and 2014, respectively. We changed the presentation of our non-GAAP earnings in the first quarter of 2015 for all periods presented, to reflect the impact of our estimated effective income tax rates on each component.

Conference Call

We will host a half-hour teleconference on Tuesday, July 28, 2015, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 72033077.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the continued growth of Orenitram. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of July 28, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Orenitram, Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$345,749	$321,329	$671,666	$605,882
Other	1,412	1,473	2,999	6,323
Total revenues	347,161	322,802	674,665	612,205
Operating expenses:
Research and development	49,411	39,742	159,623	52,190
Selling, general and administrative	109,987	68,031	321,327	98,246
Cost of product sales	16,058	38,709	36,836	69,309
Total operating expenses	175,456	146,482	517,786	219,745
Operating income	171,705	176,320	156,879	392,460
Other (expense) income:
Interest expense	(1,296)	(4,746)	(3,355)	(9,356)
Other, net	(2,075)	1,459	(1,982)	3,145
Total other expense, net	(3,371)	(3,287)	(5,337)	(6,211)
Income before income taxes	168,334	173,033	151,542	386,249
Income tax expense	(69,123)	(61,181)	(68,972)	(136,873)
Net income	$99,211	$111,852	$82,570	$249,376
Net income per common share:
Basic	$2.15	$2.35	$1.78	$5.09
Diluted	$1.91	$2.10	$1.57	$4.54
Weighted average number of common shares outstanding:
Basic	46,091	47,617	46,397	49,002
Diluted	51,905	53,252	52,457	54,948

SELECTED CONSOLIDATED BALANCE SHEET DATA

June 30, 2015

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts)	$556,167
Total assets	1,736,822
Total liabilities and temporary equity	696,349
Total stockholders’ equity	1,040,473